Filed Pursuant to Rule 424b(3)
Registration Nos. 333-132484
333-132484-01

POWERSHARES DB G10 CURRENCY HARVEST FUND

DB G10 CURRENCY HARVEST MASTER FUND

SUPPLEMENT DATED JANUARY 26, 2007

TO

PROSPECTUS DATED SEPTEMBER 15, 2006

This Supplement updates certain disclosure set forth in the Prospectus dated September 15, 2006, as supplemented from time-to-time (the “Prospectus”) of PowerShares DB G10 Currency Harvest Fund (the “Fund”) and DB G10 Currency Harvest Master Fund. All capitalized terms used in this Supplement have the same meaning as in the Prospectus.

Prospective investors in the Fund should review carefully the contents of both this Supplement and the Prospectus.

The last paragraph under the sub-heading “Tax-Exempt Organizations” on pages 86 and 87 of the Prospectus is hereby deleted and replaced, in its entirety, by the following:

“All of the income realized by the Master Fund is expected to be short-term or long-term capital gain income, interest income or other passive investment income of the type specifically exempt from UBTI as discussed above. Neither the Fund nor the Master Fund will borrow funds for the purpose of acquiring or holding any investments or otherwise incur “acquisition indebtedness” with respect to such investments. Therefore, a tax-exempt entity purchasing Shares would not incur any UBTI by reason of its investment in the Shares or upon sale of such Shares provided that such tax-exempt entity does not borrow funds for the purpose of investing in the Shares.”

* * * * * * * * * * * * * * * * * * *

All information in the Prospectus is hereby restated, except as amended or supplemented hereby.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

DB COMMODITY SERVICES LLC

Managing Owner